UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2014

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York 10010

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 5, 2014, dELiA*s, Inc. (the “Company”) received notice from the NASDAQ Listing Qualifications Department (“Listing Department”) that its application to transfer its common stock listing from the NASDAQ Global Market to the NASDAQ Capital Market had been approved. The Company’s common stock listing will transfer to the NASDAQ Capital Market at the opening of trading on November 7, 2014. Following the move to the NASDAQ Capital Market, the Company’s common stock will continue to trade under the symbol “DLIA”.

The Company had previously announced on May 7, 2014 that it had received notice from the Listing Department that it did not meet the minimum $1.00 per share requirement for continued listing on the NASDAQ Global Market under Marketplace Rule 5450(a)(1). On November 5, 2014, the Listing Department further informed the Company that it is eligible for an additional 180 days, or until May 4, 2015, to regain compliance with the minimum bid price rule by maintaining a minimum closing bid price of at least $1.00 for 10 consecutive business days, provided that the Company meets the NASDAQ Capital Market’s continued listing requirement for market value of publicly held shares and all other applicable initial listing requirements. The Company has provided the Listing Department with written notice of its intention to cure the stock price deficiency by May 4, 2015 by effecting a reverse stock split, if necessary, at least 10 business days prior to May 4, 2015. On June 17, 2014, the Company obtained stockholder approval to authorize the Board of Directors of the Company to execute a reverse split of the Company’s common stock within one year of the date of such stockholder authorization, such split to be within a range of one share of common stock for every two shares of common stock to one share of common stock for every 10 shares of common stock, with the exact reverse split ratio to be decided and publicly announced by the Board of Directors prior to the effective time of the reverse stock split amendment.

If the Company does not satisfy the continued listing conditions or if the minimum closing share price of the Company’s stock does not achieve at least $1.00 per share for 10 consecutive business days prior to May 4, 2015, the Listing Department will notify the Company in writing that its common stock will be delisted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.
(Registrant)

Date: November 6, 2014	By:	/s/ Brian Lex Austin-Gemas
Brian Lex Austin-Gemas
Chief Operating Officer